Exhibit 99.1

Fresh Ideas Media, Inc. Acquires Leading China-based Luxury Auto
Importer “Shisheng” Through Reverse Merger

Increased Luxury Sales, Expanded Auto Import Value Added Services And Growing Website Traffic Contributed To Shisheng’s Sales and Profit Gains Through The First Half of 2008

TIANJIN CITY, November 11, 2008—Fresh Ideas Media, Inc. (the “Company”) (OTCBB: FIDM.OB) announced today the completion of a share exchange transaction with Hong Kong-based Ever Auspicious International Limited (“Ever Auspicious”) and Bright Praise Limited, the sole shareholder of Ever Auspicious (the “Share Exchange”). Pursuant to the Share Exchange, which took effect yesterday, November 10, 2008, Ever Auspicious has become a wholly-owned subsidiary of the Company and the primary ongoing operations of the Company are now those of Ever Auspicious’ operating subsidiary, Tianjin Seashore New District Shisheng Business Group, Ltd. (“Shisheng”), based in Tianjin City, The People’s Republic of China (the “PRC”). It is anticipated that, as soon as practicable, the Company will change its name to “China Auto Logistics Inc.”

Founded in 1995, “Shisheng” is one of the top importers and sellers of luxury vehicles in the PRC. Imported luxury autos, accounting for more than 10% of all Chinese auto sales revenues, are the fastest growing segment of the still young Chinese auto industry, now the second largest in the world. Shisheng has grown sales and profits by becoming one of the PRC’s top logistical servicing and financing companies for auto importers. Additionally, it is a leader in providing accurate pricing and other auto-related information with its two web portals, www.at188.com., aimed at the import market, and www.1365car.tj.cn, which it is expanding throughout the PRC to reach the much larger market of domestically manufactured auto purchasers and dealers.

Effective upon the closing of the Share Exchange, Mr. Tong Shiping, 48, Shisheng’s founder, CEO and President, was appointed Chairman of the Board, President and CEO of the Company. He is joined by an experienced team of professionals, each of whom has over 10 years of experience in the Chinese automobile industry.

2007 Results For Shisheng

With the principal contribution to revenues during the year coming from sales of imported autos, Shisheng reported that revenues for the year ended December 31, 2007 grew to $152,430,674, compared with $98,800,800 in 2006, a 57.5% increase. Income from operations in 2007 grew 158% to $3,734,701, compared with $1,444,121 in the year ended December 31, 2006, while net income in 2007 reached $3,173,375, excluding comprehensive income of $887,391, consisting mainly of currency gains. Net income on a pro forma basis was $1,434,574 in the year ended December 21, 2006.

Following the completion of the Share Exchange, the number of shares of common stock outstanding increased to 18,100,000 shares from 7,535,000 shares. Consequently, on a pro forma basis, utilizing 18.1 million shares, net income per share in 2007 increased to $0.175 compared with $0.079 in 2006.

Six Month Results

For the six months ended June 30, 2008, Shisheng’s net revenue increased 31.21% to $81,097,084, from net revenue of $61,805,100 for the comparable period in 2007. Despite an overall increase in the cost of revenue, the ratio of cost of revenue to net revenues decreased 1.22% from 96.16% for the six months ended June 30, 2007 to 94.94% for the comparable period in 2008. Gross profit increased 72.84% from $2,372,669 for the six months ended June 30, 2007 to $4,100,814 for the comparable period in 2008, income from operations increased 82.94% to $3,167,905 in 2008 from $1,731,630 in 2007, and net income increased 73.76% from $1,239,638 to $2,154,002 in the same periods. The net income for the first half of 2008 excludes comprehensive income of $1,109,461 which arose mainly from currency translation adjustments.

Net income per share for the six month period, excluding extraordinary items and cumulative effect of a change in accounting, rose to $0.18 compared with $0.11 in the same period in 2007. This calculation of earnings per share (“EPS”) is based on 11.7 million shares outstanding, which has increased to 18.1 million shares following completion of the Share Exchange. On a pro-forma basis, utilizing 18.1 million shares outstanding, EPS in the first six months of 2008 increased to $0.119, compared with $0.068 in the first half of 2007.

Mr. Tong, the Company’s CEO and President, commented, “We are extremely pleased to be able to bring to US investors our growth story. As we continue to move away from being simply a traditional seller of luxury autos, our principal goal this year is the expansion of our www.1365.tj.cn website to six additional cities and to another six cities next year. At that time we expect to establish what we believe is the first national website in the PRC for auto sellers and buyers, in line with our goal of becoming the first nationwide automobile marketing network in the PRC.”

Additional information on Shisheng and the Share Exchange is available in the Form 8-K Current Report filed yesterday by Fresh Ideas Media, Inc. with the U.S. Securities and Exchange Commission.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

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Contacts:

US Investors

Focus Asia Partners

Robert Agriogianis

Tel: 973-845-6642

Fax: 973-845-6649

Shisheng

Liya Wu

Tel: 646-573-7654

Press

Ken Donenfeld

donfgroup@aol.com

Tel: 212-425-5700

Fax: 212-425-6951

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